FOURTH SUPPLEMENTAL INDENTURE
TO INDENTURE DATED AS OF FEBRUARY 10, 2005

FOURTH SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of November 24, 2010, among Radio One, Inc., a Delaware corporation (the “Company”), the Guarantors parties to the Indenture referred below (collectively, the “Guarantors”) and Wilmington Trust Company, as successor trustee to The Bank of New York Mellon Trust Company, N.A. under the Indenture (the “Trustee”).  Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

WITNESSETH

WHEREAS, the Company and the Guarantors have heretofore executed and delivered to the Trustee an indenture, dated as of February 10, 2005, providing for the issuance of 6 3/8% Senior Subordinated Notes due 2013 (the “Notes”), a first supplemental indenture, dated as of February 15, 2006 (the “First Supplemental Indenture”), a second supplemental indenture, dated as of December 22, 2006 (the “Second Supplemental Indenture”) and a third supplemental indenture, dated as of March 30, 2010 (the “Third Supplemental Indenture”) (such indenture, as supplemented by the First Supplemental Indenture, the Second Supplemental Indenture and the Third Supplemental Indenture shall hereinafter be referred to as the “Indenture”);

WHEREAS, Section 9.02 of the Indenture provides that Company and the Trustee may amend or supplement the Indenture, the Subsidiary Guarantees and the Notes with the consent of the Holders of at least a majority in principal amount of the Notes then outstanding voting as a single class;

WHEREAS, the Holders of at least a majority in aggregate principal amount of Notes outstanding have consented to the waiver, releases and amendments effected by this Supplemental Indenture;

WHEREAS, the Company and the Guarantors are undertaking to execute and deliver this Supplemental Indenture to amend certain terms and covenants in the Indenture in connection with the exchange offer and consent solicitation of the Company (the “Amended Exchange Offer”) pursuant to the Company’s Amended and Restated Exchange Offer and Consent Solicitation Statement and Offering Memorandum, dated as of November 5, 2010 (collectively, the “Amended Offering Memorandum”); and

WHEREAS, this Supplemental Indenture has been duly authorized by all necessary corporate action on the part of the Company and the Guarantors.

NOW, THEREFORE, in consideration for the premises and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Company, the Guarantors and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders as follows:

ARTICLE I - WAIVER, RELEASE AND AMENDMENTS

1. Waiver of Existing Defaults and Events of Default; Other Waivers.  Effective upon the Company’s notification to the Trustee that validly tendered Notes from Holders of a majority in aggregate principal amount of Notes then outstanding have been accepted by the Company for exchange on the Settlement Date (as defined in the Amended Offering Memorandum) pursuant to the Amended Exchange Offer (such date and time, the “Effective Date”), any and all Defaults and Events of Default that have arisen or may arise under the Indenture are hereby waived, except those that may have arisen as a result of a failure by the Company to make interest payments on the Notes in compliance with Section 4.01 of the Indenture and paragraph (1) of the Notes.  Each Holder that has delivered a consent pursuant to the Amended Offering Memorandum, as to itself only, hereby waives (i) effective upon the Effective Date, the application of the provisions of Section 2.12 of the Indenture relating to notice, the fixing of a special record date and payment date and (ii) effective upon the Company’s payment to such Holder of all accrued and unpaid interest on the Notes that is payable up to, but not including, the Settlement Date pursuant to the Amended Offering Memorandum, any and all Defaults and Events of Default that have arisen or may arise under the Indenture as a result of a failure by the Company to make interest payments on the Notes in compliance with Section 4.01 of the Indenture and paragraph (1) of the Notes.

2. Amendments to the Indenture.  Effective upon the Effective Date:

(a) Section 3.09 of the Indenture is hereby eliminated in its entirety and replaced with the words: “Section 3.09.  [Intentionally Omitted]”.

(b) Section 4.02 of the Indenture is hereby eliminated in its entirety and replaced with the words: “Section 4.02.  [Intentionally Omitted]”.

(c) Section 4.03 of the Indenture is hereby eliminated in its entirety and replaced with the words: “Section 4.03.  Reports.  The Company shall comply with Section 314 of the TIA.”.

(d) Section 4.04 of the Indenture is hereby eliminated in its entirety and replaced with the words: “Section 4.04.  Compliance Certificate.  The Company shall comply with Section 314 of the TIA.”.

(e) Section 4.05 of the Indenture is hereby eliminated in its entirety and replaced with the words: “Section 4.05.  [Intentionally Omitted]”.

(f) Section 4.06 of the Indenture is hereby eliminated in its entirety and replaced with the words: “Section 4.06.  [Intentionally Omitted]”.

(g) Section 4.07 of the Indenture is hereby eliminated in its entirety and replaced with the words: “Section 4.07.  [Intentionally Omitted]”.

(h) Section 4.08 of the Indenture is hereby eliminated in its entirety and replaced with the words: “Section 4.08.  [Intentionally Omitted]”.

(i) Section 4.09 of the Indenture is hereby eliminated in its entirety and replaced with the words: “Section 4.09.  [Intentionally Omitted]”.

(j) Section 4.10 of the Indenture is hereby eliminated in its entirety and replaced with the words: “Section 4.10.  [Intentionally Omitted]”.

(k) Section 4.11 of the Indenture is hereby eliminated in its entirety and replaced with the words: “Section 4.11.  [Intentionally Omitted]”.

(l) Section 4.12 of the Indenture is hereby eliminated in its entirety and replaced with the words: “Section 4.12.  [Intentionally Omitted]”.

(m) Section 4.13 of the Indenture is hereby eliminated in its entirety and replaced with the words: “Section 4.13.  [Intentionally Omitted]”.

(n) Section 4.15 of the Indenture is hereby eliminated in its entirety and replaced with the words: “Section 4.15.  [Intentionally Omitted]”.

(o) Section 4.16 of the Indenture is hereby eliminated in its entirety and replaced with the words: “Section 4.16.  [Intentionally Omitted]”.

(p) Section 4.17 of the Indenture is hereby eliminated in its entirety and replaced with the words: “Section 4.17.  [Intentionally Omitted]”.

(q) Section 4.18 of the Indenture is hereby eliminated in its entirety and replaced with the words: “Section 4.18.  [Intentionally Omitted]”.

(r) Section 4.19 of the Indenture is hereby eliminated in its entirety and replaced with the words: “Section 4.19.  [Intentionally Omitted]”.

(s) Section 4.20 of the Indenture is hereby eliminated in its entirety and replaced with the words: “Section 4.20.  [Intentionally Omitted]”.

(t) The failure to comply with the terms of any of the foregoing Sections of the Indenture shall no longer constitute a Default or an Event of Default under the Indenture and shall no longer have any other consequence under the Indenture.

(u) Section 6.01 of the Indenture is hereby amended to state, in its entirety, the following: “Section 6.01.  Events of Default.

An “Event of Default” occurs if:

(a)           the Company defaults in the payment when due of interest on, or Additional Interest with respect to, the Notes and such default continues for a period of 30 days;

(b)           the Company defaults in the payment when due of principal of or premium, if any, on the Notes when the same becomes due and payable at maturity, upon redemption (including in connection with an offer to purchase) or otherwise;

(c)        the Company fails to comply with any of the provisions of Section 5.01 hereof for 30 days after notice to the Company by the Trustee or the Holders of at least 25% in aggregate principal amount of the Notes (including Additional Notes, if any) then outstanding voting as a single class.”.

(v) The first paragraph of Section 6.02 of the Indenture is hereby amended to state, in its entirety, the following: “If any Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of the then outstanding Notes may declare all the Notes to be due and payable immediately; provided, that so long as any Indebtedness permitted to be incurred pursuant to Credit Facilities or the Exchange Notes Indenture is outstanding, such acceleration will not be effective until the earlier of (1) the acceleration of such Indebtedness under the Credit Facilities or the Exchange Notes Indenture or (2) five Business Days after receipt by the Company of written notice of such acceleration.”.

(w) All definitions set forth in Sections 1.01 and 1.02 of the Indenture that relate to defined terms used solely in sections deleted by this Supplemental Indenture are hereby deleted in their entirety.

(x) Section 1.01 of the Indenture is hereby amended to add the following definition in its proper alphabetical location:

““Exchange Notes Indenture” means the Indenture, dated as of November 24, 2010, by and between the Company, the guarantors party thereto and Wilmington Trust Company, as Trustee, pursuant to which the Company’s 12.5%/15.0% Senior Subordinated Notes due 2016 were issued, as amended and supplemented from time to time.”.

(y) All references to Section 6.01 of the Indenture shall mean Section 6.01 as amended by this Supplemental Indenture.

ARTICLE II - MISCELLANEOUS

1. Effect of Supplemental Indenture.  Upon the execution and delivery of this Supplemental Indenture by the Company, the Guarantors and the Trustee, the Indenture shall be supplemented in accordance herewith, and this Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Notes heretofore or hereafter authenticated and delivered under the Indenture shall be bound hereby; provided, that the waivers and amendments to the Indenture set forth in Article I of this Supplemental Indenture shall become operative as specified in Article I hereof.  Prior to the Effective Date, the Company may terminate this Supplemental Indenture upon written notice to the Trustee.

2. Indenture Remains in Full Force and Effect.  Except as supplemented hereby, all provisions in the Indenture shall remain in full force and effect.

3. Indenture and Supplemental Indenture Construed Together.  This Supplemental Indenture is an indenture supplemental to and in implementation of the Indenture, and the Indenture and this Supplemental Indenture shall henceforth be read and construed together.

4. Confirmation and Preservation of Indenture.  The Indenture as supplemented by this Supplemental Indenture is in all respects confirmed and preserved.

5. Conflict with the Trust Indenture Act.  If any provision of this Supplemental Indenture limits, qualifies or conflicts with any provision of the TIA that is required under the TIA to be a part of and govern any provision of this Supplemental Indenture, the provision of the TIA shall control.  If any provision of this Supplemental Indenture modifies or excludes any provision of the TIA that may be so modified or excluded, the provision of the TIA shall be deemed to apply to the Indenture as so modified or to be excluded by this Supplemental Indenture, as the case may be.

6. Severability.  In case any provision in this Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

7. Benefits of Supplemental Indenture.  Nothing in this Supplemental Indenture or the Notes, express or implied, shall give to any Person, other than the parties hereto and thereto and their successors hereunder and thereunder and the Holders of the Notes, any benefit of any legal or equitable right, remedy or claim under the Indenture, this Supplemental Indenture or the Notes.

8. Successors.  All agreements of the Company in this Supplemental Indenture shall bind its successors.  All agreements of the Trustee in this Supplemental Indenture shall bind its successors.

9. Acceptance by Trustee.  The Trustee accepts the amendments to the Indenture effected by this Supplemental Indenture and agrees to execute the trusts created by the Indenture as hereby amended, but only upon the terms and conditions set forth in the Indenture.

10. Certain Duties and Responsibilities of the Trustee.  In entering into this Supplemental Indenture, the Trustee shall be entitled to the benefit of every provision of the Indenture and the Notes relating to the conduct or affecting the liability or affording protection to the Trustee, whether or not elsewhere herein so provided.

11. Governing Law.  This Supplemental Indenture shall be governed by, and construed in accordance with, the laws of the State of New York but without giving effect to applicable principles of conflicts of law to the extent that the application of the laws of another jurisdiction would be required thereby.

12. Submission to Jurisdiction; Service of Process; Waiver of Jury Trial.  Each party hereto hereby submits to the nonexclusive jurisdiction of the United States District Court for the Southern District of New York and of any New York State Court sitting in New York City for purposes of all legal proceedings arising out of or relating to this Supplemental Indenture, the Notes or the transactions contemplated hereby and thereby.  Each party hereto irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such proceeding brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum.  Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the State of New York.  Without limiting the foregoing, the parties agree that service of process upon such party at the address referred to in Section 13.02 of the Indenture, together with written notice of such service to such party, shall be deemed effective service of process upon such party.  Each of the parties hereto irrevocably waives any and all rights to trial by jury in any legal proceeding arising out of or relating to this Supplemental Indenture, the Notes or the transactions contemplated hereby and thereby.

13. Counterparts. This Supplemental Indenture may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.

14. Effect of Headings. The Article and Section headings herein are inserted for convenience of reference only, are not intended to be considered a part hereof and shall not modify or restrict any of the terms or provisions hereof.

15. Trustee. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Company and each Guarantor.

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IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first written above.

RADIO ONE, INC.

By:	__________________________
Name:	Peter D. Thompson
Title:	Executive Vice President and Chief Financial Officer

BELL BROADCASTING COMPANY
BLUE CHIP BROADCASTING, LTD.
BLUE CHIP BROADCASTING LICENSES, LTD.
CHARLOTTE BROADCASTING, LLC
COMMUNITY CONNECT INC.
COMMUNITY CONNECT, LLC
DISTRIBUTION ONE, LLC
HAWES-SAUNDERS BROADCAST PROPERTIES, INC.
INTERACTIVE ONE, INC.
INTERACTIVE ONE, LLC
NEW MABLETON BROADCASTING CORPORATION
RADIO ONE CABLE HOLDINGS, INC.
RADIO ONE DISTRIBUTION HOLDINGS, LLC
RADIO ONE LICENSES, LLC
RADIO ONE MEDIA HOLDINGS, LLC
RADIO ONE OF ATLANTA, LLC
RADIO ONE OF BOSTON, INC.
RADIO ONE OF BOSTON LICENSES, LLC
RADIO ONE OF CHARLOTTE, LLC
RADIO ONE OF DETROIT, LLC
RADIO ONE OF INDIANA, LLC
RADIO ONE OF INDIANA, L.P.
RADIO ONE OF NORTH CAROLINA, LLC
RADIO ONE OF TEXAS II, LLC
ROA LICENSES, LLC
SATELLITE ONE, L.L.C.

By:	__________________________

Name:	Peter D. Thompson
Title:	Vice President

WILMINGTON TRUST COMPANY, as Trustee

By:	__________________________
Name:
Title: